This document is a copy of Amendment No. 3 to the Schedule 13G of Memorial Drive Trust relating to Arch Communications, Inc. filed on February 18, 1997 pursuant to a Rule 201 hardship exemption.



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                               (Amendment No. 3)(1)

                            ARCH COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title or Class of Securities)

                                   039381-10-8
                         ------------------------------
                                 (CUSIP Number)



----------------------------

           (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------                                  ---------------------
  CUSIP NO. 039381-10-8               13G                    PAGE 2 OF 5 PAGES
            -----------                                          ---  ---
-------------------------                                  ---------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Memorial Drive Trust #04-2272266 Plan #001
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
                                                                      (a)  [ ]
                                                                      (b)  [ ]
       N/A
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                           1,447,990
       NUMBER OF     -----------------------------------------------------------
        SHARES       6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    0
         EACH        -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
        PERSON
         WITH              1,447,990
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,447,990
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       EP
--------------------------------------------------------------------------------





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  CUSIP NO. 039381-10-8               13G                    PAGE 3 OF 5 PAGES
            -----------                                          ---  ---
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ITEM 1.

      (a)     Name of Issuer:
              --------------

              Arch Communications, Inc.

      (b)     Address of Issuer's Principal Executive Office:
              ----------------------------------------------

              110 Turnpike Road, Suite 210
              Westborough, MA  01581

ITEM 2.

      (a)     Name of Person Filing:
              ---------------------

              Memorial Drive Trust ("MDT")

      (b)     Address of Issuer's Principal Business or, If None, Residence:
              -------------------------------------------------------------

              125 CambridgePark Drive
              6th Floor
              Cambridge, MA  02140

      (c)     Place of Organization:
              ---------------------

              Massachusetts

      (d)     Title of Class of Securities:
              ----------------------------

              Common Stock, $0.01 par value

      (e)     CUSIP Number:
              ------------

              039381-10-8

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  CUSIP NO. 039381-10-8               13G                    PAGE 4 OF 5 PAGES
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ITEM 3.   If this statement is filed pursuant to rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)     --  Broker or dealer registered under Section 15 of the Act.

      (b)     --  Bank as defined in Section 3(a)(6) of the Act.

      (c)     --  Insurance Company as defined in Section 3(a)(19) of the Act.

      (d)     --  Investment Company registered under Section 8 of the
                  Investment Company Act.

      (e)     --  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940.

      (f)     X   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

      (g)     --  Parent Holding Company, in accordance with Rule
                  13d-1(b)(1)(ii)(G);  see Item 7.

      (h)     --  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   Ownership1:

      (a)    Amount beneficially owned:  1,447,990 shares

      (b)    Percent of class:  7.0%

      (c)    Number of shares as to which such person has:

             (i)    Sole Power to vote or to direct the vote:  1,447,990 shares

             (ii)   Shared power to vote or to direct the vote:  None

             (iii)  Sole power to dispose or to direct the disposition of:
                    1,447,990 shares

             (iv)   Shared power to dispose or to direct the disposition of:
                    None

ITEM 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

ITEM 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable.

ITEM 8.   Identification and Classification of Members of the Group:

          Not applicable.


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  CUSIP NO. 039381-10-8               13G                    PAGE 5 OF 5 PAGES
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ITEM 9.   Notice of dissolution of Group:

          Not applicable.

ITEM 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February  10, 1997
                                           -------------------------------------
                                                         (Date)


                                           MEMORIAL DRIVE TRUST


                                           By: /s/ R. Schorr Berman
                                               ---------------------------------
                                               R. Schorr Berman
                                               Administrator and
                                               Chief Executive Officer